Exhibit 1.1

Execution Version

Labcorp Holdings Inc.

Laboratory Corporation of America Holdings

$650,000,000 4.350% Senior Notes due 2030

$500,000,000 4.550% Senior Notes due 2032

$850,000,000 4.800% Senior Notes due 2034

Underwriting Agreement

New York, New York

September 16, 2024

To the Representatives named in

Schedule I hereto of the several

Underwriters named in

Schedule II hereto

Ladies and Gentlemen:

Laboratory Corporation of America Holdings, a corporation organized under the laws of Delaware (the “Issuer”), proposes to sell to the several underwriters named in Schedule II hereto (the “Underwriters”), for whom you (“you” or the “Representatives”) are acting as representatives, the principal amount of its notes identified in Schedule I hereto (the “Notes”), to be issued under an indenture to be dated September 23, 2024 between the Issuer and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”) as supplemented by the First Supplemental Indenture to be dated September 23, 2024, the Second Supplemental Indenture to be dated September 23, 2024, and the Third Supplemental Indenture to be dated September 23, 2024, each among the Issuer, Labcorp Holdings Inc., a corporation organized under the laws of Delaware and the parent company of the Issuer (the “Guarantor”), and the Trustee (collectively, the “Indenture”). The Guarantor will fully and unconditionally guarantee the Notes on a senior unsecured basis (the “Guarantees”). To the extent there are no additional Underwriters named in Schedule II other than you, the term Representatives as used herein shall mean you, as Underwriters, and the terms Representatives and Underwriters shall mean either the singular or plural as the context requires. Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 21 hereof.

1.  Representations and Warranties. The Issuer and the Guarantor represent and warrant to, and agree with, each Underwriter as set forth below in this Section 1.

(a) The Issuer and the Guarantor meet the requirements for use of Form S-3 under the Act and have prepared and filed with the Commission an automatic shelf registration statement, as defined in Rule 405 (the file number of which is set forth in Schedule I hereto) on Form S-3, including a related Base Prospectus, for registration under the Act of the offering and sale of the Notes and the related Guarantees (collectively, the “Securities”). Such Registration Statement, including any amendments thereto filed prior to the Execution Time, became effective upon filing. The Issuer and the Guarantor may have filed with the Commission, as part of an amendment to the Registration Statement or pursuant to Rule 424(b), one or more preliminary prospectus supplements relating to the Securities, each of which has previously been furnished to you. The Issuer and the Guarantor will file with the Commission a final prospectus supplement relating to the Securities in accordance with Rule 424(b). As filed, such final prospectus supplement shall contain all information required by the Act and the rules thereunder, and, except to the extent the Representatives shall agree in writing to a modification, shall be in all substantive respects in the form furnished to you prior to the Execution Time or, to the extent not completed at the Execution Time, shall contain only such specific additional information and other changes (beyond that contained in the Base Prospectus and any Preliminary Prospectus) as the Issuer and the Guarantor have advised you, prior to the Execution Time, will be included or made therein. The Registration Statement, at the Execution Time, meets the requirements set forth in Rule 415(a)(1)(x). The initial Effective Date of the Registration Statement was not earlier than the date three years before the Execution Time.

(b) On each Effective Date, the Registration Statement did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date (as defined herein), the Final Prospectus (and any supplement thereto) will, comply in all material respects with the applicable requirements of the Act, the Exchange Act and the Trust Indenture Act and the respective rules thereunder; on each Effective Date and at the Execution Time, the Registration Statement did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the Effective Date and on the Closing Date the Indenture did or will comply in all material respects with the applicable requirements of the Trust Indenture Act and the rules thereunder; and on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus (together with any supplement thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Issuer and the Guarantor make no representations or warranties as to (i) that part of the Registration Statement which shall constitute the Statement of Eligibility and Qualification (Form T-1) under the Trust Indenture Act of the Trustee or (ii) the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) in reliance upon and in conformity with information furnished in writing to the Issuer and the Guarantor by or on behalf of any Underwriter through the Representatives specifically for inclusion in the Registration Statement or the Final Prospectus (or any supplement thereto), it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(c) (i) The Disclosure Package and (ii) each electronic road show when taken together as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Issuer and the Guarantor by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(d) (i) At the time of filing the Registration Statement, (ii) at the time the Issuer, the Guarantor or any person acting on their behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Notes in reliance on the exemption in Rule 163, and (iii) at the Execution Time (with such date being used as the determination date for purposes of this clause (iii)), the Guarantor was or is (as the case may be) a “well-known seasoned issuer” as defined in Rule 405. The Issuer and the Guarantor agree to pay the fees required by the Commission relating to the Notes within the time required by Rule 456(b)(1) without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r).

(e) (i) At the earliest time after the filing of the Registration Statement that the Issuer and the Guarantor or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Notes and (ii) as of the Execution Time (with such date being used as the determination date for purposes of this clause (ii)), neither the Issuer nor the Guarantor was or is an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that either the Issuer or the Guarantor be considered an Ineligible Issuer.

(f) Each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 5(b) hereof does not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein by reference and any prospectus supplement deemed to be a part thereof that has not been superseded or modified. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Issuer and the Guarantor by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 8 hereof.

(g) The interactive data in the eXtensible Business Reporting Language (“XBRL”) included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(h) As applicable, each of the Guarantor and its subsidiaries has been duly incorporated or organized and is validly existing as a corporation or other entity in good standing under the laws of the jurisdiction in which it is chartered or organized with full corporate or other requisite power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Prospectus, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction which requires such qualification; except where the failure to be so qualified individually or in the aggregate would not have a material adverse effect on the financial condition, business affairs, properties or results of operations of the Guarantor and its subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”).

(i) All the outstanding shares of capital stock of each “significant subsidiary” as defined pursuant to Regulation S-X that is a corporation have been duly and validly authorized and issued and are fully paid and nonassessable, and, except as otherwise set forth in the Disclosure Package and the Final Prospectus, all outstanding shares of capital stock of the significant subsidiaries are owned by the Guarantor either directly or through wholly owned subsidiaries free and clear of any perfected security interest or any other security interests, claims, liens or encumbrances.

(j) There is no contract or other document required to be described in the Preliminary Prospectus and the Final Prospectus or to be filed as an exhibit to the Registration Statement that has not been described or filed as required. The statements in the Preliminary Prospectus and the Final Prospectus under the headings “Description of the Notes” and “U.S. Federal Income Tax Considerations” as of the date hereof and in the Guarantor’s Annual Report on Form 10-K for the year ended December 31, 2023 (“2023 Form 10-K”) under the caption “Regulation and Reimbursement” in Item 1 and under the heading “Legal Proceedings” in Item 3 as of the date of the Guarantor’s 2023 Form 10-K (including as incorporated by reference therein), insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries in all material respects of such legal matters, agreements, documents or proceedings.

(k) This Agreement has been duly authorized, executed and delivered by the Issuer and the Guarantor.

(l) Neither the Issuer nor the Guarantor is and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Disclosure Package and the Final Prospectus, will be an “investment company” as defined in the Investment Company Act of 1940, as amended.

(m) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, except (i) such as have been obtained under the Act and the Trust Indenture Act, (ii) such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Notes by the Underwriters in the manner contemplated herein and in the Disclosure Package and the Final Prospectus, and (iii) such consents, approvals, authorizations, orders or filings that the failure to obtain would not individually or in the aggregate (x) have a Material Adverse Effect or (y) adversely affect in a material respect the ability of the Issuer or the Guarantor to perform their respective obligations under the Indenture or this Agreement, or would otherwise be material in the context of the sale of the Notes.

(n) Neither the issuance and sale of the Notes or the Guarantees nor the consummation of any of the other transactions herein contemplated, nor the fulfillment of the terms hereof will conflict with, result in a breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Guarantor or any of its subsidiaries pursuant to, (i) the charter or by-laws of the Guarantor or any of its subsidiaries, (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Guarantor or any of its subsidiaries is a party or bound or to which its or their property is subject, or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to the Guarantor or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Guarantor or any of its subsidiaries or any of its or their properties, except in the case of clauses (ii) and (iii) hereof, any such breach or violation of, or imposition of any lien, charge or encumbrance upon any property or assets of the Guarantor or any of its subsidiaries that would not (1) individually or in the aggregate have a Material Adverse Effect or (2) adversely affect in a material respect the ability of the Issuer or the Guarantor to perform their respective obligations under the Indenture or this Agreement, or would otherwise be material in the context of the sale of the Notes.

(o) The consolidated historical financial statements and schedules of the Guarantor and its consolidated subsidiaries included or incorporated by reference in the Preliminary Prospectus, the Final Prospectus and the Registration Statement present fairly the financial condition, results of operations and cash flows of the Guarantor as of the dates and for the periods indicated, comply as to form with the applicable accounting requirements of the Act and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). The selected financial data set forth under the caption “Summary – Summary Consolidated Financial Data” in the Preliminary Prospectus, the Final Prospectus and Registration Statement fairly present, on the basis stated in the Preliminary Prospectus, the Final Prospectus and the Registration Statement, the information included therein.

(p) No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer, the Guarantor or any of its subsidiaries or its or their property is pending or, to the knowledge of the Issuer and the Guarantor, threatened that if determined adversely to the Issuer or the Guarantor (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement or the consummation of any of the transactions contemplated hereby or (ii) could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(q) Each of the Guarantor and its subsidiaries owns or leases all such properties as are necessary to the conduct of its operations as presently conducted with no exceptions that individually or in the aggregate would have a Material Adverse Effect.

(r) No labor problem or dispute with the employees of the Guarantor or any of its subsidiaries exists or, to the knowledge of the Issuer and the Guarantor, is threatened or imminent, that could reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(s) The Guarantor and its subsidiaries possess adequate licenses, certificates, permits and other authorizations issued by all applicable governmental authorities necessary to conduct their respective businesses, and none of the Guarantor or any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(t) The Guarantor maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Guarantor’s internal controls over financial reporting are effective and the Guarantor is not aware of any material weakness in its internal controls over financial reporting.

(u) The Guarantor and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(v) The Guarantor and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received and are in compliance with all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received notice of any actual or potential liability under any environmental law, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, have a Material Adverse Effect, and except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto). Except as set forth in the Disclosure Package and the Final Prospectus, except as have been resolved or except as would not, individually or in the aggregate, have a Material Adverse Effect, none of the Guarantor or any of its subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(w) The Guarantor and its subsidiaries have filed all necessary federal, state, local and foreign income and franchise tax returns in a timely manner and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except (A) for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings or (B) where a failure to make such filings or payments would not result in a Material Adverse Effect.

(x) Neither the Guarantor nor any of its subsidiaries nor, to the knowledge of the Guarantor, any director, officer, agent, employee or affiliate of the Guarantor or any of its subsidiaries has (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government or regulatory official or employee, including any government-owned or controlled entity, or to any person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offence under the U.K. Bribery Act 2010 (the “Bribery Act”), or any other applicable anti-bribery or anti-corruption laws, or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Guarantor, its subsidiaries and, to the knowledge of the Guarantor, its affiliates have conducted their businesses in compliance with the FCPA and the Bribery Act and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with all applicable anti-bribery and anti-corruption laws.

(y) The operations of the Guarantor and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping (in all material respects) including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Guarantor or any of its subsidiaries conducts business and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Guarantor or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer and the Guarantor, threatened.

(z) None of the Guarantor or any of its subsidiaries nor, to the knowledge of the Guarantor, any director, officer, agent, employee or affiliate of the Guarantor or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. Government, (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council (“UNSC”), the European Union, His Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor is the Guarantor or any of its subsidiaries located, organized or resident in a country or territory that is subject or the target of Sanctions; and neither the Issuer nor the Guarantor will directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity for the purpose of financing the activities of any person currently subject to any Sanctions.

(aa) [Reserved]

(bb) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

(cc) The Guarantor and its subsidiaries own, possess, license or have other rights to use, on reasonable terms, all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, trade secrets, technology, know-how and other intellectual property (collectively, the “Intellectual Property”) necessary for the conduct of the Issuer’s and the Guarantor’s business as now conducted. In addition, except as set forth in the Disclosure Package (a) there is no pending or, to the Issuer’s and the Guarantor’s knowledge, threatened action, suit, proceeding or claim by others challenging the Issuer’s or the Guarantor’s rights in or to any such Intellectual Property in any material respect, and neither the Issuer nor the Guarantor is aware of any facts which would form a reasonable basis for any such claim; (b) to the Issuer’s and the Guarantor’s knowledge, there is no pending or threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any such Intellectual Property in any material respect, and neither the Issuer nor the Guarantor is aware of any facts which would form a reasonable basis for any such claim; and (c) there is no pending or, to the Issuer’s and the Guarantor’s knowledge, threatened action, suit, proceeding or claim by others that the Issuer or the Guarantor infringes, misappropriates or otherwise violates any Intellectual Property rights of others in any material respect, and neither the Issuer nor the Guarantor is aware of any other fact which would form a reasonable basis for any such claim.

(dd) Except as disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus, the Issuer and the Guarantor (i) do not have any material lending or other relationship with any bank or lending affiliate of the Underwriters and (ii) do not intend to use any of the proceeds from the sale of the Notes hereunder to repay any outstanding debt owed to any affiliate of the Underwriters.

(ee) The Indenture has been duly authorized; the Notes and the Guarantees have been duly authorized; and assuming due authorization, execution and delivery of the Indenture and authentication of the Notes, in accordance with the Indenture, by the Trustee, when the Notes are delivered and paid for pursuant to this Agreement on the Closing Date (as defined herein), the Indenture will have been duly executed and delivered, such Notes will have been duly executed, authenticated, issued and delivered and such Notes and the Guarantees will conform to the description thereof contained in the Disclosure Package and the Final Prospectus; and the Indenture, such Notes and the Guarantees will constitute valid and legally binding obligations of the Issuer and the Guarantor, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ff) Except as disclosed in the Disclosure Package, (i) since the date of the latest audited financial statements included as part of or incorporated by reference in the Preliminary Prospectus, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the financial condition, business, properties or results of operations of the Guarantor and its subsidiaries taken as a whole; (ii) there have been no transactions entered into by the Guarantor or any of its subsidiaries which are material to the Guarantor and its subsidiaries, taken as a whole, other than those entered into in the ordinary course of business or in connection with the offering of the Notes; (iii) there has been no material change in the capital stock of the Guarantor or any of its subsidiaries, except for changes occurring in connection with the offering of the Notes or pursuant to the issuance or exercise of options pursuant to the Guarantor’s stock option or other employment benefit plans described in the Disclosure Package or conversion of outstanding securities described in the Disclosure Package; and (iv) except as disclosed in or contemplated by the Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Guarantor or any of its wholly owned subsidiaries on any class of its capital stock.

(hh) Except as disclosed in the Registration Statement, the Disclosure Package and the Final Prospectus or except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Guarantor and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Guarantor and its subsidiaries, and any such data processed or stored by third parties on behalf of the Guarantor and its subsidiaries) (collectively, “IT Systems”) are reasonably designed to operate and perform as required in connection with the operation of the business of the Guarantor and its subsidiaries, and protect against known bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) to the knowledge of the Issuer and the Guarantor, there has been no failure in the operation of the IT Systems due to any publicly known bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (iii) the Guarantor and its subsidiaries have taken reasonable actions to comply with, and are presently, and since the Guarantor’s and its subsidiaries’ inception have been, in compliance with, as and if applicable, all privacy policies required by applicable laws, contractual obligations, applicable state, federal and international laws (including without limitation, if and to the extent applicable, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, the California Consumer Privacy Act, as amended by the California Privacy Rights Act and the European Union General Data Protection Regulation), statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority, including as relating to the security of IT Systems and personal, personally identifiable, household, sensitive, confidential or regulated data (“Data”) and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification (“Data Security Obligations”), (iv) there is no pending, or to the knowledge of the Issuer and the Guarantor, threatened, action, suit or proceeding by or before any court or governmental agency, authority or body pending or threatened alleging non-compliance with any Data Security Obligation, (v) the Guarantor and its subsidiaries have established and maintained reasonable physical, administrative, and technical safeguards that are designed to reasonably respond to and protect against any breach, destruction, loss, unauthorized distribution, use, access, disablement, misappropriation or modification, or other compromise or misuse of, or data security incidents relating to, any information technology system or Data used by the Guarantor and its subsidiaries in connection with the operation of the Guarantor and its subsidiaries’ businesses (“Breach”) in accordance with the Data Security Obligations, and, to the knowledge of the Guarantor and its subsidiaries, as the case may be, there has been no such Breach and (vi) the Guarantor and its subsidiaries have made all disclosures to users or customers required by applicable laws and regulatory rules or requirements and no such disclosures have been in violation of applicable laws or regulatory rules and requirements.

Any certificate signed by any officer of the Issuer or the Guarantor and delivered to the Representatives or counsel for the Underwriters in connection with the offering of the Notes shall be deemed a representation and warranty by the Issuer and the Guarantor, as to matters covered thereby, to each Underwriter.

2.  Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuer agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Issuer, at the purchase price set forth in Schedule I hereto the principal amount of the Notes set forth opposite such Underwriter’s name in Schedule II hereto, with any transfer taxes payable in connection with the sale of the Notes duly paid by the Issuer.

3.  Delivery and Payment. Delivery of and payment for the Notes shall be made on the date and at the time specified in Schedule I hereto or at such time on such later date not more than seven Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Issuer or as provided in Section 9 hereof (such date and time of delivery and payment for the Notes being herein called the “Closing Date”). Delivery of the Notes shall be made to the Representatives for the respective accounts of the several Underwriters against payment by the several Underwriters through the Representatives of the purchase price thereof to or upon the order of the Issuer by wire transfer payable in same-day funds to an account specified by the Issuer. Delivery of the Notes shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4.  Offering by Underwriters. It is understood that the several Underwriters propose to offer the Notes for sale to the public as set forth in the Final Prospectus.

5.  Agreements. The Issuer and the Guarantor jointly and severally covenant and agree with the several Underwriters that:

(a) Prior to the termination of the offering of the Notes, the Issuer and the Guarantor will not file any amendment of the Registration Statement or supplement (including the Final Prospectus or any Preliminary Prospectus) to the Base Prospectus unless the Issuer or the Guarantor has furnished you a copy for your review prior to filing and will not file any such proposed amendment or supplement to which you reasonably object. The Issuer and the Guarantor will cause the Final Prospectus, properly completed, and any supplement thereto to be filed in a form approved by the Representatives with the Commission pursuant to the applicable paragraph of Rule 424(b) within the time period prescribed and will provide evidence satisfactory to the Representatives of such timely filing. The Issuer and the Guarantor will promptly advise the Representatives (i) when the Final Prospectus, and any supplement thereto, shall have been filed (if required) with the Commission pursuant to Rule 424(b), (ii) when, prior to termination of the offering of the Notes, any amendment to the Registration Statement shall have been filed or become effective, (iii) of any request by the Commission or its staff for any amendment of the Registration Statement, or any Rule 462(b) Registration Statement, or for any supplement to the Final Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any notice objecting to its use or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Issuer or the Guarantor of any notification with respect to the suspension of the qualification of the Notes for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose. The Issuer and the Guarantor will use their best efforts to prevent the issuance of any such stop order or the occurrence of any such suspension or objection to the use of the Registration Statement and, upon such issuance, occurrence or notice of objection, to obtain as soon as possible the withdrawal of such stop order or relief from such occurrence or objection, including, if necessary, by filing an amendment to the Registration Statement or a new registration statement and using its best efforts to have such amendment or new registration statement declared effective as soon as practicable.

(b) To prepare a final term sheet, containing solely a description of final terms of the Notes and the offering thereof, in the form approved by you and attached as Schedule IV hereto and to file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(c) If, at any time prior to the filing of the Final Prospectus pursuant to Rule 424(b), any event occurs as a result of which the Disclosure Package would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made or the circumstances then prevailing not misleading, the Issuer and the Guarantor will (i) notify promptly the Representatives so that any use of the Disclosure Package may cease until it is amended or supplemented; (ii) amend or supplement the Disclosure Package to correct such statement or omission; and (iii) supply any amendment or supplement to you in such quantities as you may reasonably request.

(d) If, at any time when a prospectus relating to the Notes is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), any event occurs as a result of which the Final Prospectus as then supplemented would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made at such time not misleading, or if it shall be necessary to amend the Registration Statement, file a new registration statement or supplement the Final Prospectus to comply with the Act or the Exchange Act or the respective rules thereunder, including in connection with use or delivery of the Final Prospectus, the Issuer and the Guarantor promptly will (i) notify the Representatives of any such event, (ii) prepare and file with the Commission, subject to the second sentence of paragraph (a) of this Section 5, an amendment or supplement or new registration statement which will correct such statement or omission or effect such compliance, (iii) use its best efforts to have any amendment to the Registration Statement or new registration statement declared effective as soon as practicable in order to avoid any disruption in use of the Final Prospectus and (iv) supply any supplemented Final Prospectus to you in such quantities as you may reasonably request.

(e) In the ordinary course of filing its periodic reports, the Guarantor will make generally available to its security holders and to the Representatives an earnings statement or statements of the Guarantor and its subsidiaries which will satisfy the provisions of Section 11(a) of the Act and Rule 158.

(f) The Issuer and the Guarantor will furnish to the Representatives and counsel for the Underwriters, without charge, signed copies of the Registration Statement (including exhibits thereto) and to each other Underwriter a copy of the Registration

Statement (without exhibits thereto) and, so long as delivery of a prospectus by an Underwriter or dealer may be required by the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172), as many copies of each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus and any supplement thereto as the Representatives may reasonably request.

(g) The Issuer and the Guarantor will arrange, if necessary, for the qualification of the Notes for sale under the laws of such jurisdictions as the Representatives may designate and will maintain such qualifications in effect so long as required for the distribution of the Notes; provided that in no event shall the Issuer or the Guarantor be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits, other than those arising out of the offering or sale of the Notes, in any jurisdiction where it is not now so subject.

(h) The Issuer and the Guarantor agree that, unless they have or shall have obtained the prior written consent of the Representatives, and each Underwriter, severally and not jointly, agrees with the Issuer and the Guarantor that, unless it has or shall have obtained, as the case may be, the prior written consent of the Issuer and the Guarantor, it has not made and will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405) required to be filed by the Guarantor with the Commission or retained by the Guarantor under Rule 433, other than a free writing prospectus containing the information contained in the final term sheet prepared and filed pursuant to Section 5(b) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule III hereto and any electronic road show. Any such free writing prospectus consented to by the Representatives or the Issuer and the Guarantor is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Issuer and the Guarantor agree that (x) they have treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (y) they have complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(i) The Issuer and the Guarantor will not, without the prior written consent of the Representatives, offer, sell, contract to sell, pledge, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Issuer, the Guarantor, any affiliate of the Issuer or the Guarantor, or any person in privity with the Issuer, the Guarantor or any affiliate of the Issuer or the Guarantor), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any debt securities issued or guaranteed by the Issuer or the Guarantor (other than the Notes and the Guarantees) or publicly announce an intention to effect any such transaction, until the Business Day set forth on Schedule I hereto.

(j) The Issuer and the Guarantor will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Exchange Act or otherwise, stabilization or manipulation of the price of any security of the Guarantor to facilitate the sale or resale of the Notes.

(k) The Issuer and the Guarantor agree to pay the costs and expenses relating to the following matters: (i) the preparation, printing or reproduction and filing with the Commission of the Registration Statement (including financial statements and exhibits thereto), each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and each amendment or supplement to any of them; (ii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Registration Statement, each Preliminary Prospectus, the Final Prospectus and each Issuer Free Writing Prospectus, and all amendments or supplements to any of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Notes; (iii) the preparation, printing, authentication, issuance and delivery of certificates for the Notes, including any stamp or transfer taxes in connection with the original issuance and sale of the Notes; (iv) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Notes; (v) the registration of the Notes under the Exchange Act; (vi) any registration or qualification of the Notes for offer and sale under the securities or blue sky laws of the several states (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such registration and qualification up to $5,000); (vii) any filings required to be made with the Financial Industry Regulatory Authority, Inc. (including filing fees and the reasonable fees and expenses of counsel for the Underwriters relating to such filings up to $5,000); (viii) the transportation and other expenses incurred by or on behalf of Issuer and Guarantor representatives in connection with presentations to prospective purchasers of the Notes; (ix) the fees and expenses of the Issuer’s and the Guarantor’s accountants and the fees and expenses of counsel (including local and special counsel) for the Issuer and the Guarantor; and (x) all other costs and expenses incident to the performance by the Issuer and the Guarantor of their obligations hereunder. Except as set forth in this section, Section 7 and Section 8 hereof, the Underwriters shall pay their own expenses, including the fees and expenses of their counsel.

6.  Conditions to the Obligations of the Underwriters. The obligations of the Underwriters to purchase the Notes shall be subject to the accuracy of the representations and warranties on the part of the Issuer and the Guarantor contained herein as of the Execution Time and the Closing Date, to the accuracy of the statements of the Issuer and the Guarantor made in any certificates pursuant to the provisions hereof, to the performance by the Issuer and the Guarantor of their obligations hereunder and to the following additional conditions:

(a) The Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 5(b) hereto, and any other material required to be filed by the Issuer and the Guarantor pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened.

(b) (i) The Issuer and the Guarantor shall have requested and caused Hogan Lovells US LLP, counsel for the Issuer and the Guarantor, to have furnished to the Representatives their opinion, dated the Closing Date and addressed to the Representatives in the form attached hereto as Exhibit A.

(ii) The Issuer and the Guarantor shall have requested and caused Hogan Lovells US LLP, counsel for the Issuer and the Guarantor, to have furnished to the Representatives their letter, dated the Closing Date and addressed to the Representatives, with respect to the content of the Disclosure Package and the Registration Statement in the form attached hereto as Exhibit B.

(iii) The Issuer and the Guarantor shall have requested and caused Sandra van der Vaart, as Chief Legal Officer for the Guarantor, to have furnished to the Representatives her opinion, dated the Closing Date and addressed to the Representatives, in the form attached hereto as Exhibit C.

(c) The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Notes, the Guarantees, the Indenture, the Registration Statement, the Disclosure Package, the Final Prospectus (together with any supplement thereto) and other related matters as the Representatives may reasonably require, and the Issuer and the Guarantor shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d) Each of the Issuer and the Guarantor shall have furnished to the Representatives a certificate of the Issuer and the Guarantor, as applicable, signed by the President and Chief Executive Officer of the Issuer or the Guarantor, as applicable, or any Executive Vice President or Senior Vice President, and the Chief Financial Officer or Chief Accounting Officer of the Issuer or the Guarantor, as applicable, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Registration Statement, the Disclosure Package, the Final Prospectus and any supplements or amendments thereto, as well as each electronic road show used in connection with the offering of the Notes, and this Agreement and that:

(i) the representations and warranties of the Issuer (or, in the case of the Guarantor, the Issuer and the Guarantor) in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date and the Issuer (or, in the case of the Guarantor, the Issuer and the Guarantor) have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date;

(ii) no stop order suspending the effectiveness of the Registration Statement or any notice objecting to its use has been issued and no proceedings for that purpose have been instituted or, to the Issuer’s knowledge (or, in the case of the Guarantor, the Issuer’s and the Guarantor’s knowledge), threatened; and

(iii) since the date of the most recent financial statements included in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto), there has been no Material Adverse Effect, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any supplement thereto).

(e) The Issuer and the Guarantor shall have requested and caused Deloitte and Touche LLP to have furnished to the Representatives, at the Execution Time and at the Closing Date, letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements relating to the Guarantor and its subsidiaries, and certain financial information contained or incorporated by reference in the Disclosure Package and Final Prospectus; provided, that the letters delivered on the date of this Agreement and on the Closing Date, as the case may be, shall use a “cut-off” date no more than three business days prior to the date of this Agreement or the Closing Date, as the case may be.

(f) [Reserved.]

(g) Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Registration Statement (exclusive of any amendment thereof) and the Final Prospectus (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6 or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), earnings, business or properties of the Guarantor and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto) the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representatives, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Notes as contemplated by the Registration Statement (exclusive of any amendment thereof), the Disclosure Package and the Final Prospectus (exclusive of any amendment or supplement thereto).

(h) Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the debt securities of the Issuer, or of or guaranteed by the Guarantor by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(j) Prior to the Closing Date, the Issuer and the Guarantor shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representatives and counsel for the Underwriters, this Agreement and all obligations of the Underwriters hereunder may be canceled at, or at any time prior to, the Closing Date by the Representatives. Notice of such cancellation shall be given to the Issuer or the Guarantor in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 shall be delivered at the office of Davis Polk & Wardwell LLP, counsel for the Underwriters, at 450 Lexington Avenue, New York, New York 10017, on the Closing Date or as otherwise specified in Section 6.

7.  Reimbursement of Underwriters’ Expenses. If the sale of the Notes provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 6 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of the Issuer or the Guarantor to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Underwriters, the Issuer and the Guarantor will reimburse the Underwriters severally through the Representatives on demand for all reasonable and documented expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Notes.

8.  Indemnification and Contribution. (a) The Issuer and the Guarantor, jointly and severally, agree to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in the Base Prospectus, any Preliminary Prospectus or any other preliminary prospectus supplement relating to the Notes, the Final Prospectus, any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 5(b) hereto, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Issuer and the Guarantor will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Issuer and the Guarantor by or on behalf of any Underwriter through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below. This indemnity agreement will be in addition to any liability which the Issuer and the Guarantor may otherwise have.

(b) Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Issuer, the Guarantor, each of their directors, each of their officers who signs the Registration Statement, and each person, if any, who controls the Issuer or the Guarantor within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Issuer and the Guarantor to each Underwriter, but only with reference to written information relating to such Underwriter furnished to the Issuer and the Guarantor by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Issuer and the Guarantor acknowledge that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Notes, (ii) the list of Underwriters and their respective participation in the sale of the Notes, (iii) the sentences related to concessions and reallowances and (iv) the statements set forth under the caption “Underwriting—Short Positions” in the first paragraph thereunder in any Preliminary Prospectus and the Final Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any Preliminary Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (x) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and (y) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) In the event that the indemnity provided in paragraph (a), (b) or (c) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Issuer, the Guarantor and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending the same) (collectively “Losses”) to which the Issuer, the Guarantor and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Issuer and the Guarantor on the one hand and by the Underwriters on the other from the offering of the Notes; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Notes) be responsible for any amount in excess of the underwriting discount or commission applicable to the Notes purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Issuer, the Guarantor and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Issuer and the Guarantor on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Issuer and the Guarantor shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by them, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Final Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Issuer and the Guarantor on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Issuer, the Guarantor and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Issuer or the Guarantor within the meaning of either the Act or the Exchange Act, each officer of the Issuer or the Guarantor who shall have signed the Registration Statement and each director of the Issuer or the Guarantor shall have the same rights to contribution as the Issuer or the Guarantor, as applicable, subject in each case to the applicable terms and conditions of this paragraph (d).

9.  Default by an Underwriter. If any one or more Underwriters shall fail to purchase and pay for any of the Notes agreed to be purchased by such Underwriter or Underwriters hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Underwriters shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Notes set forth opposite their names in Schedule II hereto bears to the aggregate principal amount of Notes set forth opposite the names of all the remaining Underwriters) the Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Notes which the defaulting Underwriter or Underwriters agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Notes set forth in Schedule II hereto, the remaining Underwriters shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Notes, and if such nondefaulting Underwriters do not purchase all the Notes, this Agreement will terminate without liability to any nondefaulting Underwriter, the Issuer or the Guarantor. In the event of a default by any Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve any defaulting Underwriter of its liability, if any, to the Issuer, the Guarantor and any nondefaulting Underwriter for damages occasioned by its default hereunder.

10. Termination. This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Issuer and the Guarantor prior to delivery of and payment for the Notes, if at any time prior to such delivery and payment (i) trading in the Guarantor’s Common Stock shall have been suspended by the Commission or the New York Stock Exchange or trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange, (ii) a banking moratorium shall have been declared either by Federal or New York State authorities or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Notes as contemplated by any Preliminary Prospectus or the Final Prospectus (exclusive of any amendment or supplement thereto).

11. Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of the Issuer, the Guarantor or their officers and of the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Issuer, the Guarantor or any of the officers, directors, employees, agents or controlling persons referred to in Section 8 hereof, and will survive delivery of and payment for the Notes. The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to BofA Securities, Inc., 114 West 47th Street, NY8-114-07-01, New York, New York 10036, Attention: High Grade Debt Capital Markets Transaction Management/Legal (fax no.: (212) 901-7881); U.S. Bancorp Investments, Inc., 214 N. Tryon St., 26th Floor, Charlotte, North Carolina 28202, Attention: Debt Capital Markets (fax no.: (704) 335-2393); Wells Fargo Securities, LLC, 550 South Tryon Street, 5th Floor, Charlotte, North Carolina 28202, Attention: Transaction Management (email: tmgcapitalmarkets@wellsfargo.com), or, if sent to the Issuer and the Guarantor, will be mailed, delivered or telefaxed to Sandra van der Vaart, Executive Vice President, Chief Legal Officer and Corporate Secretary, (fax no.: (336) 436-4177) and confirmed to it at 531 South Spring Street, Burlington, North Carolina 27215, Attention: Legal Department.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees, agents and controlling persons referred to in Section 8 hereof, and no other person will have any right or obligation hereunder.

14. No Fiduciary Duty. The Issuer and the Guarantor hereby acknowledge that (a) the purchase and sale of the Notes pursuant to this Agreement is an arm’s-length commercial transaction between the Issuer and the Guarantor, on the one hand, and the Underwriters and any affiliate through which it may be acting, on the other, (b) the Underwriters are acting as principal and not as an agent or fiduciary of the Issuer or the Guarantor and (c) the Issuer’s and the Guarantor’s engagement of the Underwriters in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, each of the Issuer and the Guarantor agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Underwriters has advised or is currently advising the Issuer or the Guarantor on related or other matters). The Issuer and the Guarantor agree that they will not claim that the Underwriters have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Issuer or the Guarantor, in connection with such transaction or the process leading thereto.

15. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Issuer, the Guarantor and the Underwriters, or any of them, with respect to the subject matter hereof.

16. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

17. Waiver of Jury Trial. The Issuer and the Guarantor hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

19. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.

20. Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

(c) For purposes of this Section 20:

(i) “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

(ii) “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

(iii) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

(iv) “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

21. Definitions. The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended and the rules and regulations of the Commission promulgated thereunder.

“Agreement” shall mean this Underwriting Agreement, by and among Laboratory Corporation of America Holdings, Labcorp Holdings Inc. and BofA Securities, Inc., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC (for themselves and the several Underwriters) as of the date hereof.

“Base Prospectus” shall mean the base prospectus referred to in paragraph 1(a) above contained in the Registration Statement at the Execution Time.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectuses, if any, identified in Schedule III hereto, (iv) the final term sheet prepared and filed pursuant to Section 5(b) hereto, if any, and (v) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“Effective Date” shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or becomes effective.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Final Prospectus” shall mean the prospectus supplement relating to the Notes that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Base Prospectus.

“Free Writing Prospectus” shall mean a free writing prospectus, as defined in Rule 405.

“Issuer Free Writing Prospectus” shall mean an issuer free writing prospectus, as defined in Rule 433.

“Preliminary Prospectus” shall mean any preliminary prospectus supplement to the Base Prospectus referred to in paragraph 1(a) above which is used prior to the filing of the Final Prospectus, together with the Base Prospectus.

“Registration Statement” shall mean the registration statement referred to in paragraph 1(a) above, including exhibits and financial statements and any prospectus supplement relating to the Notes that is filed with the Commission pursuant to Rule 424(b) and deemed part of such registration statement pursuant to Rule 430B, as amended on each Effective Date and, in the event any post-effective amendment thereto becomes effective prior to the Closing Date, shall also mean such registration statement as so amended.

“Rule 158,” “Rule 163,” “Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 430B” and “Rule 433” refer to such rules under the Act.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended and the rules and regulations of the Commission promulgated thereunder.

“Well-Known Seasoned Issuer” shall mean a well-known seasoned issuer, as defined in Rule 405.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Issuer and the several Underwriters.

[Signature pages follow]

Very truly yours,

Laboratory Corporation of America Holdings

By:	/s/ Sandra D. van der Vaart
Name:	Sandra D. van der Vaart
Title:	Executive Vice President, Chief
Legal Officer, and Secretary

[Signature Page to the Underwriting Agreement]

Very truly yours,

Labcorp Holdings Inc.

By:	/s/ Sandra D. van der Vaart
Name:	Sandra D. van der Vaart
Title:	Executive Vice President, Chief
Legal Officer, and Secretary

[Signature Page to the Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date specified in Schedule I hereto.

BofA Securities, Inc.

By:	/s/ Douglas A. Muller
Name:	Douglas A. Muller
Title:	Managing Director

[Signature Page to the Underwriting Agreement]

U.S. Bancorp Investments, Inc.

By:	/s/ William J. Carney
Name:	William J. Carney
Title:	Managing Director

[Signature Page to the Underwriting Agreement]

Wells Fargo Securities, LLC

By:	/s/ Carolyn Hurley
Name:	Carolyn Hurley
Title:	Managing Director

For themselves and the other several Underwriters, if any, named in Schedule II to the foregoing Agreement.

[Signature Page to the Underwriting Agreement]

SCHEDULE I

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus.

Underwriting Agreement dated September 16, 2024

Registration Statement Nos. 333-279510 and 333-279510-01

Representatives: BofA Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Title, Purchase Price and Description of Notes:

Title and Principal amount:

$650,000,000 of 4.350% Senior Notes due 2030 (the “2030 Notes”)

$500,000,000 of 4.550% Senior Notes due 2032 (the “2032 Notes”)

$850,000,000 of 4.800% Senior Notes due 2034 (the “2034 Notes” and together with the 2030 Notes and the 2032 Notes, the “Notes”))

Purchase price (include accrued interest or amortization, if any):

99.331% (the 2030 Notes)

98.983% (the 2032 Notes)

99.105% (the 2034 Notes)

Redemption provisions:

2030 Notes: Prior to March 1, 2030 (one month prior to the maturity date of the 2030 Notes), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after March 1, 2030 (one month prior to the maturity date of the 2030 Notes), the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

2032 Notes: Prior to February 1, 2032 (two months prior to the maturity date of the 2032 Notes), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after February 1, 2032 (two months prior to the maturity date of the 2032 Notes), the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

2034 Notes: Prior to July 1, 2034 (three months prior to the maturity date of the 2034 Notes), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after July 1, 2034 (three months prior to the maturity date of the 2034 Notes), the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Other provisions:

Offer to repurchase upon a Change of Control Repurchase Event; covenants include limitation on Liens, limitation on Sale and Leaseback Transactions, limitation on Subsidiary Indebtedness and Preferred Stock, each as described in the Preliminary Prospectus.

Selling Concession:

0.350% (the 2030 Notes)

0.375% (the 2032 Notes)

0.400% (the 2034 Notes)

Reallowance Concession:

0.250% (the 2030 Notes)

0.250% (the 2032 Notes)

0.250% (the 2034 Notes)

Closing Date, Time and Location: September 23, 2024 at 10:00 a.m. at Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017

Type of Offering: Non-delayed

Date referred to in Section 5(i) on which the Issuer may offer or sell debt securities issued or guaranteed by the Issuer without the consent of the Representatives: September 23, 2024

Modification of items to be covered by the letter from Deloitte and Touche LLP delivered pursuant to Section 6(e) at the Execution Time: None

SCHEDULE II

Underwriters	Principal Amount of $650,000,000 of 4.350% Senior Notes due 2030 to be Purchased	Principal Amount of $500,000,000 of 4.550% Senior Notes due 2032 to be Purchased	Principal Amount of $850,000,000 of 4.800% Senior Notes due 2034 to be Purchased
BofA Securities, Inc.	$110,500,000	$85,000,000	$144,500,000
U.S. Bancorp Investments, Inc.	110,500,000	85,000,000	144,500,000
Wells Fargo Securities, LLC	110,500,000	85,000,000	144,500,000
Goldman Sachs & Co. LLC	45,500,000	35,000,000	59,500,000
MUFG Securities Americas Inc.	45,500,000	35,000,000	59,500,000
PNC Capital Markets LLC	45,500,000	35,000,000	59,500,000
Barclays Capital Inc.	26,000,000	20,000,000	34,000,000
Citigroup Global Markets Inc.	26,000,000	20,000,000	34,000,000
Credit Agricole Securities (USA) Inc.	26,000,000	20,000,000	34,000,000
TD Securities (USA) LLC	26,000,000	20,000,000	34,000,000
Citizens JMP Securities, LLC	13,000,000	10,000,000	17,000,000
Fifth Third Securities, Inc.	13,000,000	10,000,000	17,000,000
J.P. Morgan Securities LLC	13,000,000	10,000,000	17,000,000
KeyBanc Capital Markets Inc.	13,000,000	10,000,000	17,000,000
Truist Securities, Inc.	13,000,000	10,000,000	17,000,000
UBS Securities LLC	13,000,000	10,000,000	17,000,000

Total	$650,000,000	$500,000,000	$850,000,000

SCHEDULE III

Schedule of Free Writing Prospectuses included in the Disclosure Package

Pricing Term Sheet filed pursuant to Rule 433 dated September 16, 2024

SCHEDULE IV

Filed Pursuant to Rule 433

Registration Nos. 333-279510 and 333-279510-01

Issuer Free Writing Prospectus dated September 16, 2024

Relating to Preliminary Prospectus Supplement dated September 16, 2024

PRICING TERM SHEET

LABORATORY CORPORATION OF AMERICA HOLDINGS

Fully and unconditionally guaranteed by Labcorp Holdings Inc.

September 16, 2024

$2,000,000,000

$650,000,000 4.350% Senior Notes due 2030

$500,000,000 4.550% Senior Notes due 2032

$850,000,000 4.800% Senior Notes due 2034

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement dated September 16, 2024.

Issuer:	Laboratory Corporation of America Holdings

Guarantor:	Labcorp Holdings Inc.

Trade Date:	September 16, 2024

Expected Settlement Date:	September 23, 2024 (T+5)

Security:	4.350% Notes due 2030 (the “2030 Notes”)	4.550% Notes due 2032 (the “2032 Notes”)	4.800% Notes due 2034 (the “2034 Notes”)

Principal Amount:	$650,000,000	$500,000,000	$850,000,000

Maturity Date:	April 1, 2030	April 1, 2032	October 1, 2034

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2025	April 1 and October 1, commencing April 1, 2025	April 1 and October 1, commencing April 1, 2025

Coupon:	4.350%	4.550%	4.800%

Price to Public:	99.931% of the principal amount, plus accrued interest, if any from September 23, 2024	99.608% of the principal amount, plus accrued interest, if any from September 23, 2024	99.755% of the principal amount, plus accrued interest, if any from September 23, 2024

Net Proceeds to Issuer (before expenses):	$645,651,500	$494,915,000	$842,392,500

Benchmark Treasury:	3.625% due August 31, 2029	3.750% due August 31, 2031	3.875% due August 15, 2034

Benchmark Treasury Price /Yield:	100-30+ / 3.414%	101-14+ / 3.512%	102-00+ / 3.631%

Spread to Benchmark Treasury:	+95 basis points	+110 basis points	+120 basis points

Yield to Maturity:	4.364%	4.612%	4.831%

Optional Redemption:

Make-whole call:	At any time prior to March 1, 2030 (one month prior to the maturity date), at a discount rate of Treasury plus 15 basis points	At any time prior to February 1, 2032 (two months prior to the maturity date), at a discount rate of Treasury plus 20 basis points	At any time prior to July 1, 2034 (three months prior to the maturity date), at a discount rate of Treasury plus 20 basis points

Par call:	On or after March 1, 2030, at 100%	On or after February 1, 2032, at 100%	On or after July 1, 2034, at 100%

CUSIP/ISIN:	50540RAZ5 / US50540RAZ55	50540RBA9 / US50540RBA95	50540RBB7 / US50540RBB78

Joint Book-Running Managers:	BofA Securities, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Book-Running Managers:	Goldman Sachs & Co. LLC MUFG Securities Americas Inc. PNC Capital Markets LLC

Co-Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

Citizens JMP Securities, LLC

Credit Agricole Securities (USA) Inc.

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

KeyBanc Capital Markets Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

UBS Securities LLC

*

Note: A securities rating is not a recommendation to buy, sell or hold these securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

We expect that delivery of the Notes will be made against payment therefor on or about the expected settlement date specified above, which is five business days following the date of pricing of the Notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange

Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, investors who wish to trade their Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Investors of Notes who wish to trade their Notes on the date of pricing or the next three succeeding business days should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

EXHIBIT A

Opinion of Hogan Lovells US LLP to the Underwriters

[attached hereto]

EXHIBIT B

Negative Assurance Letter of Hogan Lovells US LLP to the Underwriters

[attached hereto]

EXHIBIT C

Guarantor Opinion to the Underwriters

[attached hereto]